UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2006

BIOMETRX, INC.
(Exact name of registrant as specified in its Charter)

Delaware	0-15807	31-1190725
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 North Broadway, Suite 204, Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

(516) 937-2828
(Registrant’s telephone number, including area code)

33 South Service Road, Suite 111, Jericho, New York 11753
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

The information included in Item 3.02 of this current report on Form 8-K is incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities

bioMETRX, Inc. (the “Company”) entered into a Securities Purchase Agreement dated as of April 28, 2006, with two investors relating to the issuance and sale, in a private placement (“Private Placement”) exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), of units (the “Units”) each unit consisting of one share of the Company’s Series A 5% Convertible Preferred Stock (“Preferred Stock”), 3.333 Series A Common Stock Purchase Warrants (“A Warrants”) and 3.333 Series B Common Stock Purchase Warrants (“B Warrants”). At the Closing the Company sold an aggregate of 65,000 Units at an aggregate purchase price of $650,000 or $10.00 per Unit. At the closing the Company delivered an aggregate of 65,000 shares of Preferred Stock, 216,666 A Warrants and 216,666 B Warrants.

Each A Warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $2.73 per share commencing on the date of issuance and expiring at the close of business on the fifth anniversary of the issuance date. Each B Warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $.10 per share commencing 181 days after issuance and expiring at the close of business on the fifth anniversary of the initial exercise date. Notwithstanding the foregoing if the Company provides the holder of a B Warrant with validation and acknowledgement, in the form of bona fide purchase order demonstrating that at least $1,000,000 of the Company’s products have been ordered, other than its initial order from a national retailer in the amount of approximately 23,000 garage door opening units, within 181 days after the date of the Securities Purchase Agreement, the B Warrants shall automatically terminate. Both the A and B Warrants contain provisions that protect the holder against dilution by adjustment of the exercise price in certain events including, but not limited to, stock dividends, stock splits, reclassifications, or mergers.

Pursuant to the Selling Agent Letter Agreement between the Company and the Selling Agent, the Selling Agent was paid a cash fee of $65,000 (10% of the aggregate purchase price of the Units sold to the subscribers). The Company also issued the Selling Agent a warrant to purchase 43,333 shares of its common stock on the same terms as the A Warrants.

As part of the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with each subscriber who purchased Units in the Private Placement. Under the Registration Rights Agreement, the Company, as promptly as reasonably practicable after closing of the Private Placement but in no event later than 30 days following the closing, the Company is obligated to file a registration statement (the “Registration Statement”) on Form SB-2, relating to the resale by the holders of the Common Stock underlying the Units, Warrants and Selling Agent Warrant. If such Registration Statement is not filed within the required time frame, or does not become effective within 90 days after closing, the Company has agreed to pay to the investors 1.5% of the gross proceeds of the offering for each month in which the Company fails to comply with such requirements.

Item 9.01 Financial Statements and Exhibits

      c) Exhibits

4.0	Certificate of Designation of Preferences, Rights and Limitations of Series A 5% Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on April 26, 2006
4.1
Certificate of Correction Filed to Correct a Certain Error in the Certificate of Designation of Preferences, Rights and Limitations of Series A 5% Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on April 27, 2006

10.1	Form of Securities Purchase Agreement
10.2	Form of Series A Common Stock Purchase Warrant
10.3	Form of Series B Common Stock Purchase Warrant
10.4	Form of Registration Rights Agreement
10.5	Form of Escrow Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOMETRX, INC. (Registrant)

Date: May 1, 2006	By:	/s/ Mark Basile
Mark Basile
Chief Executive Officer